Marathon Oil Reports Third Quarter 2020 Results
Significant Free Cash Flow through Differentiated Capital Efficiency

HOUSTON, November 4, 2020 - Marathon Oil Corporation (NYSE:MRO) today reported a third quarter 2020 net loss of $317 million, or $0.40 per diluted share, which includes the impact of certain items not typically represented in analysts' earnings estimates and that would otherwise affect comparability of results. The adjusted net loss was $219 million, or $0.28 per diluted share. Net operating cash flow was $345 million, or $352 million before changes in working capital.

Highlights
•Third quarter free cash flow generation of $180 million through strong execution across all elements of business
•Third quarter capital expenditures of $176 million on successful and efficient resumption of drilling and completion activity; 25% reduction to completed well cost per lateral foot vs. 2019 average
•Third quarter U.S. unit production cost of $4.32 per boe on strong cost control, a 13% reduction from 2019 average; reduced full year 2020 U.S. unit production cost guidance by more than 5%
•Third quarter total Company oil production of 172,000 net bopd; full year 2020 total Company oil guidance unchanged at midpoint
•Third quarter total Company oil-equivalent production of 370,000 net boed; full year oil-equivalent guidance raised by 5,000 net boed at midpoint
•Ended third quarter with $4.1 billion of liquidity, including $3.0 billion undrawn revolving credit facility and $1.1 billion of cash and cash equivalents; investment grade credit rating at all three primary rating agencies, including recent outlook upgrade to stable by S&P
•Subsequent to end of third quarter, reinstated quarterly base dividend at 3 cents per share and reduced gross debt by $100 million
•Committed to transparent capital allocation framework that provides free cash flow visibility and makes meaningful cash flow available for investor-friendly purposes across a broad range of commodity prices

“While we continue to manage through commodity price volatility and the ongoing COVID-19 pandemic, third quarter represented an inflection point in what has been a transitional year, highlighted by $180 million of free cash flow generation on strong execution across all elements of our business,” said Chairman, President, and CEO Lee Tillman. “We believe our unwavering focus on how we allocate capital, how we manage our cost structure, and how we execute is clearly paying off. Third quarter free cash flow more than funded the reinstatement of our base dividend and a gross debt reduction of $100 million, consistent with our objective to return capital to shareholders and enhance our balance sheet. We are well positioned to continue doing both in the current environment.”

“We have also committed to a transparent capital allocation framework that provides visibility to compelling free cash flow generation and the dedication of meaningful cash flow to investor-friendly purposes,” continued Tillman. “Beyond just a commitment, we have a unique track record of delivery on this framework since 2018. We believe we have successfully positioned our company for industry leading capital efficiency and sustainable free cash flow generation at lower and more volatile mid-cycle pricing.”

United States (U.S.)
U.S. production averaged 297,000 net barrels of oil equivalent per day (boed) for third quarter 2020. Oil production averaged 159,000 net barrels of oil per day (bopd). U.S. unit production costs were $4.32 per boe, a reduction of approximately 13% in comparison to the 2019 average.
Third quarter marked a successful and efficient resumption in drilling and completion activity for Marathon Oil following the full pause in activity during second quarter. During third quarter, the Company brought a total of 18 gross Company-operated wells to sales and delivered an average completed well cost per lateral foot reduction of more than 25% in comparison to the 2019 average. Consistent with prior guidance, second half 2020 gross Company-operated wells to sales will be weighted to fourth quarter.

In the Eagle Ford, Marathon Oil’s third quarter 2020 production averaged 91,000 net boed. Oil production averaged 53,000 net bopd on 9 gross Company-operated wells to sales. In the Bakken, production averaged 98,000 net boed, including oil production of 69,000 net bopd. The Company brought 8 gross Company-operated wells to sales during third quarter in the Bakken. Oklahoma production averaged 73,000 net boed in the third quarter 2020, including oil production of 18,000 net bopd. Northern Delaware production averaged 26,000 net boed in the third quarter 2020. Oil production averaged 14,000 net bopd on 1 gross Company-operated well to sales.

International
Equatorial Guinea production averaged 73,000 net boed for third quarter 2020, including 13,000 net bopd of oil. Unit production costs averaged $1.76 per boe.

Guidance
Marathon Oil reduced its full year unit production operating expense guidance for both U.S. and International segments by over 5% and 8% respectively. The Company also raised its full year U.S. oil-equivalent production guidance by 5,000 net boed at the midpoint.

Marathon Oil’s full year 2020 capital spending guidance and midpoint of oil production guidance remain unchanged.

Disciplined Capital Allocation Framework
Marathon Oil recently provided an update on a transparent capital allocation framework that prioritizes sustainable free cash flow generation across a broad range of commodity prices.

In a $40 to $45/bbl WTI oil price environment, the Company plans to target a total capital spending reinvestment rate of approximately 70% to 80% of cash flow from operations, with 20% to 30% of cash flow available for investor-friendly purposes - prioritizing balance sheet enhancement and return of capital to shareholders.

In an oil price environment above $45/bbl WTI, Marathon Oil plans to target a total capital reinvestment rate of approximately 70% or less of cash flow from operations, with 30% or more of cash flow available for investor-friendly purposes.

Marathon Oil’s resilience to lower commodity prices is underpinned by a free cash flow breakeven below $35/bbl WTI in its 2021 benchmark maintenance scenario. This maintenance scenario would deliver total Company 2021 oil production in line with the fourth quarter 2020 for approximately $1 billion in total capital spending.

In all commodity price environments, the Company will continue to prioritize free cash flow generation and corporate returns improvement. While production growth will remain an output of the Company’s capital allocation process, growth will be capped at 5% in higher price environments, underscoring a commitment to capital discipline and free cash flow generation.

Corporate
Net cash provided by operations was $345 million during third quarter 2020, or $352 million before changes in working capital. Third quarter capital expenditures totaled $176 million.

Total liquidity as of September 30 was approximately $4.1 billion, which consisted of an undrawn revolving credit facility of $3.0 billion and $1.1 billion in cash and cash equivalents. The third quarter ending cash balance included the remarketing of $400 million tax exempt bonds at a weighted interest rate of 2.25%.

Subsequent to the end of third quarter and consistent with prior announcements, Marathon Oil reinstated a quarterly dividend at 3 cents per share and completed a cash tender for an aggregate principal amount of $500 million of its outstanding $1 billion 2.8% Senior Notes due November 2022.

The tender proactively reduced the Company’s next significant debt maturity and resulted in a gross debt reduction of $100 million. Both the fourth quarter dividend payment and gross debt reduction were more than fully funded by third quarter free cash flow generation of $180 million.

The adjustments to net loss for third quarter 2020 totaled $98 million, primarily due to unrealized losses on derivative instruments, the income impact associated with an equity method investment impairment, pension settlement, and other non-recurring costs.

A slide deck and Quarterly Investor Packet will be posted to the Company’s website following this release today, November 4. On Thursday, November 5, at 9:00 a.m. ET, the Company will conduct a question and answer webcast/call, which will include forward-looking information. The live webcast, replay and all related materials will be available at https://ir.marathonoil.com/.
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Non-GAAP Measures
In analyzing and planning for its business, Marathon Oil supplements its use of GAAP financial measures with non-GAAP financial measures, including adjusted net income (loss), adjusted net income (loss) per share, free cash flow, net cash provided by operations before changes in working capital and capital reinvestment rate.
Adjusted net income (loss) is defined as net income (loss) adjusted for gain/loss on dispositions, impairments of proved property, goodwill, and equity method investments, unrealized derivative gain/loss on commodity instruments, effects of pension settlement losses and curtailments and other items that could be considered “non-operating” or “non-core” in nature. Management believes adjusted net income (loss) and adjusted net income (loss) per share are useful to investors as additional tools to meaningfully represent the Company’s operating performance and to compare Marathon to certain competitors.
Free cash flow, which is free cash flow before dividend, is defined as net cash provided by operating activities adjusted for working capital, exploration costs other than well costs, capital expenditures, and EG LNG return of capital and other. Management believes this is useful to investors as a measure of the Company’s ability to fund its capital expenditure programs, service debt, and other distributions to stockholders.
Management believes net cash provided by operations before changes in working capital is useful to investors to demonstrate the Company’s ability to generate cash quarterly or year-to-date by eliminating differences caused by the timing of certain working capital items.
Capital spending reinvestment rate is defined as total capital expenditures divided by operating cash flow before working capital. Management believes the capital spending reinvestment rate is useful to investors to demonstrate the Company’s commitment to generating cash for use towards investor friendly purposes (which includes balance sheet enhancement, base dividend and other return of capital).
These non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with GAAP results may provide a more complete understanding of factors and trends affecting the business and are a useful tool to help management and investors make informed decisions about Marathon Oil’s financial and operating performance. These measures should not be considered in isolation or as an alternative to their most directly comparable GAAP financial measures. A reconciliation to their most directly comparable GAAP financial measures can be found in our investor package on our website at https://ir.marathonoil.com/ and in the tables below. Marathon Oil strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including without limitation statements regarding the Company’s future capital budgets and allocations (including development capital budget and resource play leasing and exploration spend), future performance, corporate-level cash returns on invested capital, business strategy, asset quality, drilling plans, production guidance, cash margins, asset sales and acquisitions, leasing and exploration activities, production, oil growth and other plans and objectives for future operations, are forward-looking statements. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “outlook,” “plan,” “positioned,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar words may be used to identify forward-looking statements; however, the absence of these words does not mean that the statements are not forward-looking. While the Company believes its assumptions concerning future events are reasonable, a number of factors could cause actual results to differ materially from those projected, including, but not limited to: conditions in the oil and gas industry, including supply/demand levels for crude oil and condensate, NGLs and natural gas and the resulting impact on price; changes in expected reserve or production levels; changes in political or economic conditions in the U.S. and Equatorial Guinea, including changes in foreign currency exchange rates, interest rates, inflation rates; actions taken by the members of the Organization of the Petroleum Exporting Countries (OPEC) and Russia affecting the production and pricing of crude oil; and other global and domestic political, economic or diplomatic developments; capital available for exploration and development; risks related to the Company’s hedging activities; voluntary or involuntary curtailments, delays or cancellations of certain drilling activities; well production timing; liability resulting from litigation; drilling and operating risks; lack of, or disruption in, access to storage capacity, pipelines or other transportation methods; availability of drilling rigs, materials and labor, including the costs associated therewith; difficulty in obtaining necessary approvals and permits; non-performance by third parties of contractual obligations; unforeseen hazards such as weather conditions, a health pandemic (including COVID-19), acts of war or terrorist acts and the government or military response thereto; cyber-attacks; changes in safety, health, environmental, tax and other regulations, requirements or initiatives, including initiatives addressing the impact of global climate change, air emissions, or water management; other geological, operating and economic considerations; and the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s 2019 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases, available at https://ir.marathonoil.com/. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Media Relations Contact:
Stephanie Gentry: 713-296-3307

Investor Relations Contacts:
Guy Baber: 713-296-1892
John Reid: 713-296-4380

Consolidated Statements of Income (Unaudited)	Three Months Ended
	Sept. 30	June 30	Sept. 30
(In millions, except per share data)	2020	2020	2019
Revenues and other income:
Revenues from contracts with customers	$761	$490	$1,249
Net gain (loss) on commodity derivatives	(1)	(70)	47
Income (loss) from equity method investments	(10)	(152)	21
Net gain (loss) on disposal of assets	1	(2)	22
Other income	3	6	6
Total revenues and other income	754	272	1,345
Costs and expenses:
Production	129	129	163
Shipping, handling and other operating	183	105	138
Exploration	27	26	22
Depreciation, depletion and amortization	554	597	622
Impairments	1	—	—
Taxes other than income	49	30	81
General and administrative	53	88	82
Total costs and expenses	996	975	1,108
Income (loss) from operations	(242)	(703)	237
Net interest and other	(62)	(69)	(64)
Other net periodic benefit (costs) credits	(6)	7	2
Income (loss) before income taxes	(310)	(765)	175
Provision (benefit) for income taxes	7	(15)	10
Net income (loss)	$(317)	$(750)	$165

Adjusted Net Income (Loss)
Net income (loss)	$(317)	$(750)	$165
Adjustments for special items (pre-tax):
Net (gain) loss on disposal of assets	(1)	2	(22)
Proved property impairments	1	—	—
Pension settlement	9	14	—
Pension curtailment	—	(17)	—
Unrealized (gain) loss on derivative instruments	36	96	(33)
Reduction in workforce	2	13	—
Impairment of equity method investment	18	152	—
Other	34	13	1
Benefit for income taxes related to special items	(1)	—	—
Adjustments for special items	98	273	(54)
Adjusted net income (loss) (a)	$(219)	$(477)	$111
Per diluted share:
Net income (loss)	$(0.40)	$(0.95)	$0.21
Adjusted net income (loss) (a)	$(0.28)	$(0.60)	$0.14
Weighted average diluted shares	790	790	803
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Statistics (Unaudited)	Three Months Ended
	Sept. 30	June 30	Sept. 30
(In millions)	2020	2020	2019
Segment income (loss)
United States	$(135)	$(365)	$180
International	8	(6)	43
Not allocated to segments	(190)	(379)	(58)
Net income (loss)	$(317)	$(750)	$165
Cash flows
Net cash provided by operating activities	$345	$9	$737
Changes in working capital	7	77	20
Net cash provided by operating activities before changes in working capital (a)	$352	$86	$757

Free Cash Flow
Net cash provided by operating activities before changes in working capital (a)	$352	$86	$757
Adjustments for free cash flow:
Exploration costs other than well costs	4	8	6
Capital expenditures	(176)	(137)	(646)
EG LNG return of capital and other	—	—	4
Free Cash Flow (a)	$180	$(43)	$121

Cash additions to property, plant and equipment	$(144)	$(326)	$(672)
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Statistics (Unaudited)	Three Months Ended			Year Ended
	Sept. 30	June 30	Sept. 30	Dec. 31
Net Production	2020	2020	2019	2019
Equivalent Production (mboed)
United States	297	307	339	324
International	73	83	87	92
Total net production	370	390	426	416
Less: Divestitures (a)	—	—	1	8
Total divestiture-adjusted net production	370	390	425	408
Oil Production (mbbld)
United States	159	182	201	191
International	13	15	15	21
Total net production	172	197	216	212
Less: Divestitures (b)	—	—	—	6
Total divestiture-adjusted net production	172	197	216	206
(a)Divestitures include volumes associated with the following: (i) 1 mboed for both the third quarter 2019 and the year 2019 related to the sale of certain United States non-core conventional assets which closed in first quarter 2019 (ii) 6 mboed for the year 2019 related to the sale of our U.K. business which closed in third quarter 2019 and (iii) 1 mboed for the year 2019 related to the sale of our non-operated interest in the Atrush block in Kurdistan which closed in second quarter 2019.
(b)Divestitures for the year ended 2019 include 5 mbbld related to the sale of our U.K. business which closed in third quarter 2019 and 1 mbbld related to the sale of our non-operated interest in the Atrush block in Kurdistan which closed in second quarter 2019.

Supplemental Statistics (Unaudited)	Three Months Ended
	Sept. 30	June 30	Sept. 30
	2020	2020	2019
United States - net sales volumes
Crude oil and condensate (mbbld)	159	183	201
Eagle Ford	53	66	63
Bakken	69	81	92
Oklahoma	18	16	23
Northern Delaware	15	16	18
Other United States (a)	4	4	5
Natural gas liquids (mbbld)	68	56	61
Eagle Ford	20	20	22
Bakken	16	12	9
Oklahoma	25	16	23
Northern Delaware	5	7	6
Other United States (a)	2	1	1
Natural gas (mmcfd)	421	413	462
Eagle Ford	111	133	134
Bakken	76	60	46
Oklahoma	179	167	229
Northern Delaware	40	44	36
Other United States (a)	15	9	17
Total United States (mboed)	297	308	339
International - net sales volumes
Crude oil and condensate (mbbld)	11	16	16
Equatorial Guinea	11	16	16
Natural gas liquids (mbbld)	8	9	10
Equatorial Guinea	8	9	10
Natural gas (mmcfd)	310	354	373
Equatorial Guinea	310	354	373
Total International (mboed)	71	84	88
Total Company - net sales volumes (mboed)	368	392	427
Net sales volumes of equity method investees
LNG (mtd)	3,960	4,635	4,590
Methanol (mtd)	1,065	738	1,036
Condensate and LPG (boed)	9,340	10,896	11,586
(a)Includes sales volumes from the sale of certain non-core proved properties in our United States segment.

Supplemental Statistics (Unaudited)	Three Months Ended
	Sept. 30	June 30	Sept. 30
	2020	2020	2019
United States - average price realizations (a)
Crude oil and condensate ($ per bbl) (b)	$37.78	$21.65	$55.09
Eagle Ford	38.79	23.53	57.99
Bakken	36.28	20.03	53.48
Oklahoma	38.49	22.09	55.09
Northern Delaware	40.18	22.36	54.16
Other United States (c)	38.51	18.31	51.74
Natural gas liquids ($ per bbl)	$11.80	$7.09	$11.37
Eagle Ford	12.07	8.70	11.40
Bakken	10.26	2.56	7.16
Oklahoma	12.15	8.67	13.20
Northern Delaware	13.65	6.24	10.02
Other United States (c)	12.17	9.68	15.21
Natural gas ($ per mcf)	$1.78	$1.44	$1.92
Eagle Ford	1.79	1.69	2.29
Bakken	1.26	0.93	1.83
Oklahoma	2.03	1.59	1.75
Northern Delaware	1.53	0.88	0.84
Other United States (c)	1.90	1.25	3.69
International - average price realizations
Crude oil and condensate ($ per bbl)	$30.28	$13.79	$46.04
Equatorial Guinea	30.28	13.79	46.04
Natural gas liquids ($ per bbl)	$1.00	$1.00	$1.00
Equatorial Guinea (d)	1.00	1.00	1.00
Natural gas ($ per mcf)	$0.24	$0.24	$0.24
Equatorial Guinea (d)	0.24	0.24	0.24
Benchmark
WTI crude oil (per bbl)	$40.92	$28.00	$56.44
Brent (Europe) crude oil (per bbl) (e)	$42.96	$29.34	$61.93
Mont Belvieu NGLs (per bbl) (f)	$15.87	$12.25	$15.16
Henry Hub natural gas (per mmbtu) (g)	$1.98	$1.72	$2.23
(a)Excludes gains or losses on commodity derivative instruments.
(b)Inclusion of realized gains (losses) on crude oil derivative instruments would have increased average price realizations by $2.24, $1.59, and $0.72, for the third quarter 2020, the second quarter 2020, and the third quarter 2019.
(c)Includes sales volumes from the sale of certain non-core proved properties in our United States segment.
(d)Represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and/or Equatorial Guinea LNG Holdings Limited, which are equity method investees. The Alba Plant LLC processes the NGLs and then sells secondary condensate, propane, and butane at market prices. Marathon Oil includes its share of income from each of these equity method investees in the International segment.
(e)Average of monthly prices obtained from Energy Information Administration website.
(f)Bloomberg Finance LLP: Y-grade Mix NGL of 55% ethane, 25% propane, 5% butane, 8% isobutane and 7% natural gasoline.
(g)Settlement date average per mmbtu.

Full Year 2020 Production Guidance	Oil Production (mbbld)					Equivalent Production (mboed)
	Full Year 2020		Q3 2020	Q2 2020	Full Year 2019	Full Year 2020		Q3 2020	Q2 2020	Full Year 2019
	Low	High	Divestiture-Adjusted			Low	High	Divestiture-Adjusted
Net production
United States	175	177	159	182	191	300	310	297	307	323
International	13	15	13	15	15	75	80	73	83	85
Total net production	188	192	172	197	206	375	390	370	390	408

The following table sets forth outstanding derivative contracts as of November 3, 2020, and the weighted average prices for those contracts:

	2020	2021	2021
Crude Oil	Fourth Quarter	First Half	Second Half
NYMEX WTI Three-Way Collars
Volume (Bbls/day)	80,000	—	—
Weighted average price per Bbl:
Ceiling	$64.40	$—	$—
Floor	$55.00	$—	$—
Sold put	$48.00	$—	$—
NYMEX WTI Two-Way Collars
Volume (Bbls/day)	20,000	10,000	10,000
Weighted average price per Bbl:
Ceiling	$46.83	$52.37	$52.37
Floor	$37.00	$35.00	$35.00
Basis Swaps - NYMEX WTI / Argus WTI Midland (a)
Volume (Bbls/day)	15,000	—	—
Weighted average price per Bbl	$(0.94)	$—	$—
Basis Swaps - NYMEX WTI / ICE Brent (b)
Volume (Bbls/day)	5,000	1,630	—
Weighted average price per Bbl	$(7.24)	$(7.24)	$—
Basis Swaps - NYMEX WTI / UHC (c)
Volume (Bbls/day)	—	14,000	—
Weighted average price per Bbl	$—	$(1.80)	$—
NYMEX Roll Basis Swaps
Volume (Bbls/day)	30,000	—	—
Weighted average price per Bbl	$(0.81)	$—	$—
Natural Gas
Henry Hub (“HH”) Two-Way Collars
Volume (MMBtu/day)	250,000	225,000	200,000
Weighted average price per MMBtu:
Ceiling	$2.82	$3.10	$3.05
Floor	$2.25	$2.51	$2.50
HH Fixed Price Swaps
Volume (MMBtu/day)	—	50,000	50,000
Weighted average price per Bbl	$—	$2.88	$2.88
Basis Swaps - WAHA / HH (d)
Volume (MMBtu/day)	10,000	—	—
Weighted average price per MMBtu	$(0.37)	$—	$—
NGL
Fixed Price Ethane Swaps (e)
Volume (Bbls/day)	10,000	—	—
Weighted average price per Bbl	$8.78	$—	$—
(a)The basis differential price is indexed against Argus WTI Midland and NYMEX WTI.
(b)The basis differential price is indexed against Intercontinental Exchange (“ICE”) Brent and NYMEX WTI.
(c)The basis differential price is indexed against U.S. Sweet Clearbrook (“UHC”) and NYMEX WTI.
(d)The basis differential price is indexed against Waha and NYMEX Henry Hub.
(e)The fixed price ethane swap is priced at OPIS Mont Belvieu Purity Ethane.